EXHIBIT 10.30

                          SUPPLY AGREEMENT - TRILOSTANE
                                 STERLING SNIFF

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SIGNATORIES TO THE SUPPLY AGREEMENT:
------------------------------------

This Supply Agreement (the "Agreement"), by and between:

Stegram Pharmaceuticals Ltd., with principal executive offices located at 44 Broomfield Drive, Billingshurst, Sussex RH14 9TN, UK ("Stegram")

Bioenvision, Inc., with principal executive offices located at 345 Park Avenue, 41st Floor, New York, New York 10154, USA ("Bioenvision")

Dechra Ltd., with principal executive offices located at Jamage Industrial Estate, Talke Pits, Stoke on Trent, Staffordshire, ST7 1XW, UK ("Dechra")

AND

Sterling S.N.I.F.F. Italia SpA, with principal executive offices located at via della Carboneria 30/32, Loc. Solomeo, 06073, CORCIANO - PERUGIA, Italy ("Sterling"),

is made and effective as of l2th day of August 2005 (the "Commencement Date").

WHEREAS:

      (1) Stegram is the proprietor of patents and technical information relating to the development and uses of a dehydrogenase inhibitor and receptor blocker and related compounds, including trilostane, hereinafter referred to as "the Product".
      (2) Bioenvision obtained certain rights to practice the inventions of such patents and technical information from Stegram, pursuant to that certain Co-Development Agreement, dated 17th July 1998 (as amended, the "Co-Development Agreement").
      (3) Dechra obtained certain rights to the Product for use in the veterinary market from Stegram, pursuant to that certain Manufacturing and Distribution Agreement between Stegram and Arnolds Veterinary Products, a trading division of Dechra, dated 10 December 2001 and pursuant to that certain Joinder, dated 26 February 2004, by and between Stegram, Bioenvision and Arnolds.
      (4) Sterling has manufactured the Product (as defined in Section 1 below) at the direction and desire of Stegram and desires to continue to manufacture Product at the direction and desire of Stegram, Bioenvision and Dechra.
      (5) Stegram, Bioenvision and Dechra desire for Sterling to continue to manufacture Product on their respective behalf pursuant to the terms of this Agreement.
      (6) Bioenvision, Dechra and Sterling acknowledge that title to Industrial Property Rights pertaining to the Product, which include proprietary information on synthesis, process, analytical, technical, commercial information, know-how and data relating to the



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           manufacture and commercial exploitation of the Product, is and remains at all times the exclusive property of Stegram, excepting such information as is transferred under the terms of the abovementioned Agreements or is transferred by subsequent Agreements which shall be at the sole discretion of Stegram.
      (7)  This Agreement is a non-exclusive Agreement with Sterling.

1.      DEFINITIONS AND INTERPRETATION

1.1     In this Agreement, unless the context requires otherwise:

        "Agreement" shall be this Supply Agreement and its associated Schedules.

        "Buffer Stock" means a quantity of Product maintained on Sterling's inventory and at Sterling's expense as a contingency to meet supply requirements in the event of a manufactured batch failing to comply with the Specification, or in the event of other unforeseen and/or emergency requirements.

        "Bulk Product" means Product in a form as manufactured by Sterling to the Specification set out in Schedule 2 and prior to its formulation into medicinal Finished Product.

        "Certificate of Analysis" means a document certifying the results of analysis performed on the Product following manufacture in order to determine compliance with the Specification (set out in Schedule 2) for the Product. Analytical results shall be reported on the Certificate of Analysis in a manner which is acceptable to the relevant regulatory authorities. The Certificate of Analysis shall also show the Product batch number to which the analysis refers, the dispatched quantity of Product produced as the batch, and the date of manufacture of the batch.

        "Commencement date" shall be the date of this Agreement.

        "Designee" means a Party acting on behalf of or in lieu of another Party or the subsidiary or trading division of a Party acting on behalf of or in lieu of the Party to this Agreement.

        "Drug Master File" means a description of the Product, its manufacture, its Specification and other information relevant to its production by Sterling including such information about Sterling and Sterling's production operation as is relevant to satisfy regulatory authorities as to the fitness of the Product as manufactured by Sterling for use of the Product in human and veterinary medicine. A European Drug Master File will comprise an "Open Part" and a "Closed Part" or other designations with the same meanings. "Open Part" means that Information contained within a regulatory submission which is in principle accessible by the public. "Closed Part" means that Information contained within a regulatory submission which is not available for public disclosure or use and shall include but not be limited to a description of the manufacturing process, Product specification and methods of analysis, raw materials and intermediates and their specifications and methods of analysis, a description of possible impurities, stability test data and packaging and labelling. The Information contained in the Open Part and the Closed Part of a European Drug Master



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        File or any other Drug Master File the format of which includes a Closed
        Part or confidential section, shall be authorised by Stegram.
        Bioenvision and Dechra shall be responsible for ensuring that such Information is included in the Closed Part and that the Closed Part and Open Part are clearly marked in the Drug Master File. A United States Drug Master File is confidential in its entirety and in this regard is therefore equivalent to the Closed Part of a European Drug Master File.

        "Europe" means the countries of the European Union, Switzerland and Norway.

        "Finished Product" means Product formulated into a dosage form for use as a human or veterinary medicine.

        "(current) Good Manufacturing Practice" means the batchwise manufacturing of the Product shall be conducted under conditions of current Good Manufacturing Practice as required by but not limited to the pharmaceutical industry regulatory authorities in Europe, the United States of America and Japan.

        "Industrial Property Rights" means all know-how, copyright, trademarks, patents, designs, information and documentation, including but not limited to the Specification, drawings and Information relating to manufacture and analysis, assembly and use of the Product.

        "Information" means any scientific, statistical, commercial or technical information, know-how or data which may be disclosed or communicated by any Party to Sterling directly or indirectly, verbally, or by any other means.

        "Nominee" means a Person nominated by Stegram to conduct certain aspects of Stegram's business on behalf and with consent of Stegram as expressly set forth in this Agreement.
        Stegram, at its sole discretion, appoints as Nominees Michael Anthony Parrish, trading as Parrish Business Developments, with offices located at 2 Whitegates, Longhorsley, Morpeth, Northumberland NE65 8UJ, UK ("PBD") and Keane Analytical Limited, with offices located at Vallum Farm, Military Road, East Wallhouses, Newcastle upon Tyne NE18 0LL, UK ("Keane") and Micron Technologies Limited, with offices located at Crossways Boulevard, Crossways, Dartford, Kent DA2 6QY, UK ("Micron"). Notwithstanding any other provision of this Agreement to the contrary, Stegram shall remain fully responsible for each and every obligation performed on its behalf pursuant to this Agreement by its Nominee as if each such obligation had been performed directly by Stegram.

        "Parties" means collectively Stegram, Bioenvision and Dechra and "Party" means one of these.

        "Person" means any individual, firm, unincorporated association, body corporate or any other entity.

        "Price" means the price payable for the Product as set out in Schedule
        3.


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        "Product" means the product described in Schedule 1 and all modifications developments and improvements relating thereto.

        "Purchase Terms" means the purchase terms set out in Schedule 4.

        "Qualified Person" means a person who fulfils the minimum conditions of scientific and technical qualifications referred to in Article 23 of EEC (European Economic Community) Directive 75/319/EEC and Article 31 of EEC Directive 81/851/EEC or qualifications as may be ordered by subsequent EEC Directives from time to time.

        "Quality Audit" means an inspection undertaken by any Party hereto or their respective Designee(s) or Nominee(s) by prior arrangement at any reasonable time at Sterling's premises for the purposes of confirmation of regulatory compliance and quality assurance. Sterling undertakes to make available to any such Party or its respective Designee or Nominee, personnel, documentation, factory facilities, laboratories and other sources of information, relating to production, quality assurance and quality control of the Product.

        "Re-Processed Product" means Product which has not complied with the required standard of quality including but not limited to the Specification, and is purified in order to meet the required standard of quality by Sterling's application of a chemical or other necessary operation typified by but not limited to recrystallisation.

        "Schedule" means Schedules which constitute part of this Agreement and are designated as:

                    Schedule 1   -        Product
                    Schedule 2   -        Specification
                    Schedule 3   -        Price and Quantity of Product
                    Schedule 4   -        Purchase Terms
                    Schedule 5   -        Record of additions, deletions, or
                                          amendments to Supply Agreement and
                                          Schedules (with file references to
                                          written consents) and procedural
                                          agreements made with the Parties or
                                          their respective Designees or Nominees

        "Specification" means the specification of the Product set out in
        Schedule 2 or any other specification determined by Stegram.

        "Stage 1" means (17a)-1 7-hydroxy-2-(hydroxymethylene)androst-4-en-3-one

        "Stage 2" means (17a)-androsta-2,4-dieno(2,3,d)isoxazol-17-ol

        "Stage 3" means (4a
        ,5a,17a)-4,5-epoxyandrost-2-eno-(2,3,d)-isoxazol-17-ol (designated by
        Chemical Abstracts Service Registry Number 20051-76-7)

        "Term" means the period of eight (8) years commencing on the date of this Agreement.


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        "Validation Batch" means a batch of Product, data from which is used to demonstrate the efficacy of the manufacturing process, the reproducibility of Product quality, Product stability, and other parameters which may be required by regulatory authorities in order to grant approval of the manufacturing process and Product quality.

        "Writing" and "Written" mean transmission of information by means of black or blue ink applied by hand or machine to paper by the sender and signed and dated by the sender. The definition expressly excludes information sent by facsimile or electronic mail (e-mail) by means of the internet unless otherwise authorised by the Parties.

        "Year" means the period of twelve (12) months from the date of this Agreement and each subsequent consecutive period of twelve (12) months during the period of this Agreement.

1.2
Reference to a clause, paragraph or Schedule is to a clause, paragraph or Schedule of or to this Agreement unless the context requires otherwise.

1.3
Reference to any gender includes the other gender and words denoting the singular include the plural and vice versa unless the context requires otherwise.

1.4
Reference to a statutory provision includes a reference to that statutory provision as from time to time amended extended or re-enacted and any regulations made under it.

1.5
The headings in this agreement are for ease of reference only and shall not affect its construction or interpretation.

2.      CONTACTS

2.1
Contact names, addresses, communications numbers and e-mail addresses of the Parties, their authorized Nominees and Designees under the terms of this Agreement, and Sterling, are listed below. Also below are certain general obligations of the Parties pursuant to this Agreement, subject to the terms and conditions set forth in this Agreement in their entirety.

Under the terms of this Agreement the Parties or their authorized Nominees and Designees under the terms of this Agreement, Sterling, and AS-Tec, shall perform individual duties including but not necessarily limited to those described in this Agreement:

AS-Tec Chemicals Limited, Beech House, Harris Knowledge Park, Garstang Road, Preston PR2 9AB, UK (hereinafter referred to as "AS-Tec").
AS-Tec is the UK sales agent and representative of Sterling in the UK.
Contact        Simon Harris
Telephone      +44-1772-495123


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Fax            +44-1772-496725
e-mail         simon@as-tec-chemicals.co.uk



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Bioenvision
Bioenvision, either directly or through one or more of its subsidiaries, markets Finished Product for use in human medicine and shall provide regular quantity requirement forecasts for the Product to Stegram and orders for the product to Sterling and payment in UK pounds sterling direct to Sterling for the provision of Product under the terms of this Agreement.
Contact        Hugh Griffith
Telephone      +44-131-248-3600
Fax            +44-1 31-248-3300
e-mail         hughgriffith@bioenvision.com

Dechra Ltd.
Dechra, either directly or through one or more of its trading divisions, markets Finished Product for use in veterinary medicine and shall provide regular quantity requirement forecasts for the Product to Stegram and orders for the Product to Sterling and payment in UK pounds sterling direct to Sterling for the provision of Product under the terms of this Agreement.

Arnolds Veterinary Products, Cartmel Drive, Harlescott, Shrewsbury, Shropshire SY1 3TB, UK (hereinafter referred to as "Arnolds"). Arnolds is a trading division and Designee of Dechra Ltd.
Contact        Ed Torr
Telephone      +44-1 743-441632
Fax            +44-1743-462111
e-mail         ed.torr@dechra.com

Dales Pharmaceuticals, Snaygill Industrial Estate, Keighley Road, Skipton, BD23 2RW, UK (hereinafter referred to as "Dales"). Dales is a company engaged in the production of pharmaceutical dosage forms in which capacity Dales acts as a manufacturing contractor.
Dales is a trading division and Designee of Dechra Ltd.
Dales          Mike Annice
Telephone      +44-1756-791311
               Fax +44-1756-798604
e-mail         m.annice@dalespharma.com

Keane Analytical Limited, Vallum Farm, Military Road, East Wallhouses, Newcastle upon Tyne NE18 0LL, UK (hereinafter referred to as "Keane"). Keane is a company engaged in the business of chemical analysis and quality control and has been appointed by Stegram to conduct independent quality control of the Product on behalf of Stegram. Keane is a Nominee of Stegram.
Keane          Dr Jane Riseborough
Telephone      +44-1434-672542
Fax            +44-1434-672543
e-mail         j.riseborough@keane-analytical.co.uk


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Micron Technologies Limited, Crossways Boulevard, Crossways, Dartford, Kent DA2
6QY, UK (hereinafter referred to as "Micron").
On behalf of Stegram and in its capacity as Nominee of Stegram, Micron Technologies shall micronise bulk Product to a particle size and particle size distribution specification as determined by Stegram, conduct appropriate analysis to ensure compliance with the particle size and particle size distribution specification as determined by Stegram and arrange shipment as required by one of the Parties or a Nominee during the term of this Agreement.
Micron         Hazel Osborne
Telephone      +44-1322-425200
Fax            +44-1322-425201
e-mail         hosborne@microntech.com

Michael Anthony Parrish trading as Parrish Business Developments, 2 Whitegates, Longhorsley, Morpeth, Northumberland NE65 8UJ, UK (hereinafter referred to as "PBD"). Michael Anthony Parrish is a Nominee of Stegram.
Contact        Dr Michael Parrish
Telephone      +44-1670-788432
Fax            +44-1670-788620
e-mail         mparrish@britishlibrary.net

Stegram
Stegram is the proprietor of a business engaged in but not limited to the sale of the Product. Title to industrial Property Rights pertaining to the Product, which include proprietary information on synthesis, process, analytical, technical, commercial information, know-how and data relating to the manufacture and commercial exploitation of the Product, is and remains at all times the exclusive property of Stegram, excepting such information as is transferred under the terms of the abovementioned Agreements (section "Whereas") or is transferred by subsequent Agreements which shall be at the sole discretion of Stegram.
Contact        Dr George Margetts
Telephone      +44-1403-783214
Fax            +44-1403-783214
e-mail         gmargetts@doctors.org.uk

Sterling
Sterling shall provide the services set forth in this Agreement, including, without limitation, the following: manufacture of Product in bulk form at the address set forth in the section `Signatories to the Supply Agreement', solely for the Parties, under conditions of current Good Manufacturing Practice to a Specification provided by Stegram, validate analytical methodologies provided by Stegram, conduct analyses on the Product and its intermediates as required by Stegram for the purposes of quality control, conduct storage stability testing of the Product, provide samples of Product and its intermediates, and store Product all pursuant to applicable current Good Manufacturing Practice and other applicable regulatory requirements. Sterling shall also arrange shipment of Product and shall invoice direct Dechra or Bioenvision or Stegram, as the case may be.



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Under the terms of the Agreement Sterling may conduct manufacturing process development and analytical methodology development on the Product only in collaboration with and by written consent of Stegram.
Contact        Dr Olga Urazova
Telephone      +39-075-5294001
Fax            +39-075-5294000
e-mail         Sterling@interbusiness.it

Each Party and/or Nominee shall have the opportunity to change or modify the contact information set forth above upon prior written notification to each of the Parties hereto.

2.2
The Parties and Sterling wish to ensure continuity of supply and orders for the Product and have agreed to enter into this Agreement on the terms set out below.

3.      This clause deleted.

4.      SALE OF THE PRODUCT

4.1
During the continuance of this Agreement Sterling shall sell such quantities of the Product to Stegram and Bioenvision and Dechra as may be ordered by Stegram or Bioenvision or Dechra, respectively, at any time or from time to time.

4.2
Sterling shall not sell any of the Product to any Person other than the Parties or their respective Designees or successors without each Party's prior written consent and this obligation shall continue beyond termination of this Agreement.

4.3
Under the terms of this Agreement, from time to time, Stegram or Bioenvision or Dechra shall purchase Product from Sterling. In the routine operation of its business and under the terms of this Agreement, Sterling shall invoice directly Stegram or Bioenvision or Dechra, as the case may be, for Product delivered to a destination as directed by each such Party. Title to the Product shall be taken by Stegram or Bioenvision or Dechra, as the case may be, upon delivery of the Product, with payment due, in each case, within sixty (60) days of the date of the related invoice. The invoice will not be dated or shipment arranged until Sterling is notified that the Product is of acceptable quality.

When this Agreement is fully executed Stegram shall immediately provide Sterling with the authorised HPLC methodology. Invoicing and shipping of the Product shall be arranged on the basis of Sterling's HPLC results, when Sterling has demonstrated familiarity with the HPLC methodology.
Interest shall be payable by the purchasing Party to Sterling, on payments made more than three (3) days late at the rate of seven percent (7%) unless such late payment is caused by fault of the banks. In the event that such fault is invoked as being the cause of late payment by the purchasing Party, the purchasing Party shall provide evidence to Sterling SNIFF.


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5.      TERMS OF BUSINESS

5.1
All sales of the Product by Sterling shall be in accordance with the terms of this Agreement including, but not limited to, the Purchase Terms set out in
Schedule 4.

5.2
The Product shall be sold by Sterling at the Price as set out in Schedule 3.

5.3
During the term of this Agreement, each Party shall deliver separately to Sterling Purchase Order(s) for the Product. Such Purchase Orders shall be in writing, and shall be confirmed by Sterling in writing not more than five (5) working days after Stegram or Bioenvision or Dechra, as the case may be, delivers such Purchase Order.

5.4
On delivery of the Product by Sterling to Stegram, Bioenvision or Dechra or their respective Designees or Nominees, the recipient of such Product shall be responsible for the safe-keeping and safe-handling of the Product.

5.5
This clause deleted.

5.6
Sterling shall keep full records of the total quantity of the Product produced, stocked and delivered by Sterling together with information relating to any authorisations or other licences granted in respect of the Product and Sterling shall permit authorised officers or Nominees or Designees of each Party hereto, at all reasonable times, to have access to the premises where such records and information are kept for the purpose of inspecting the same. Between the 1st and 31st of January of each year in which the Agreement is in effect, Sterling shall provide the Parties with a record of Product produced, stocked and delivered in the previous calendar year.

5.7
The Parties or their respective Designees or Nominees shall be allowed reasonable access for the purposes of inspection of Sterling's manufacturing facilities relating to the Product, by prior appointment. Access shall include access to machinery, equipment, information, documents, records and personnel.

5.8
The Parties shall deliver purchase orders for Product to Sterling at least ninety (90) days in advance of requirements and each calendar quarter shall provide a 12-month rolling forecast. Each order quantity will be in multiples of 31kg.

5.8.1
When an order is placed, it will not be subject to cancellation or deferral by Stegram or


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Bioenvision or Dechra for reasons associated with forecasting error, budgetary considerations or related reasons.

5.9
Force majeure and other constraints; Neither the Parties nor Sterling shall be deemed to be in breach of this Agreement due to a failure to perform any obligation hereunder where such failure results from any cause beyond its reasonable control including but without prejudice to the generality of the foregoing, an act of God, or a strike, lockout, labour dispute, riot, civil unrest, insurrection, war or other military action, fire, storm, tempest, accident, mechanical failure, statutory intervention, or government regulation. In the event that Sterling invokes force majeure, Sterling shall at once inform the Parties and produce tangible evidence which may include, but shall not be limited to written material and/or photographs.

5.10
The rights and obligations contained in this Agreement will be automatically taken over by any legal successors of any of the contractual Parties with prior written agreement of the Parties, which agreement shall not be unreasonably withheld or delayed.

5.11
When the terms of the Agreement require a Party or Sterling to communicate with each other, each of the Parties and Sterling authorise such communications to occur through the designated Nominee of the Party or Sterling receiving such communication.

6.      SPECIFICATION AND QUALITY OF THE PRODUCT

6.1
All Product sold by Sterling pursuant to this Agreement shall conform in all respects to the Specification as set out in Schedule 2, shall be of satisfactory quality and shall comply with all applicable laws and regulations and with rules and regulations applying to the conduct of current Good Manufacturing Practice applicable to the manufacture of human and veterinary medicines and medicinal materials as are in force at any time during the term of this Agreement.

Compliance of Product with the Specification shall be determined by Keane. In the event that Sterling disputes analytical results determined by Keane pertaining to compliance of Product with the Specification, resolution of the dispute shall be sought by means of good faith discussion between Sterling and Keane. If the dispute is not resolved by this means, Sterling and Keane shall, at the earliest time convenient to both of them, arrange a cooperative laboratory investigation at Keane's premises in order to resolve the dispute. This investigation shall be conducted by appropriately qualified employees of Keane and of Sterling in a manner which is acceptable to both Sterling and Keane.

Any Party hereto which orders Product from Sterling during the term of this Agreement shall be entitled to reject and return at Sterling's expense any quantity of the Product which is not in accordance with the Specification as determined by Keane, or in the event of a dispute between Sterling and Keane, as determined by analytical results upon which Sterling and Keane are agreed following a co-operative laboratory investigation, and/or are not otherwise supplied in accordance with the terms of this Agreement.


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6.2
Sterling is responsible for ensuring that all necessary documentary records relating to the manufacture, testing and distribution of the Product are maintained in accordance with all applicable legal and regulatory requirements and with rules and regulations applying to the conduct of current Good Manufacturing Practice applicable to the manufacture of human and veterinary medicines and medicinal materials as are in force at any time during the term of this Agreement and for a period of at least eight (8) years.

In order to ensure that the Product in the form physically delivered to Stegram or Bioenvision or Dechra or their respective Designees or Nominees, complies with all applicable legal and regulatory requirements and with rules and regulations applying to the conduct of current Good Manufacturing Practice applicable to the manufacture of human and veterinary medicines and medicinal materials as are in force at any time during the term of this Agreement, the Parties are responsible for ensuring that Sterling is quality-audited by a Qualified Person for purposes of satisfying their internal or regulatory requirements during the term of this Agreement.

6.3
The Specification may be changed during the term of this Agreement by Stegram for regulatory, commercial or other reasons and after clearance by the relevant regulatory authorities and agreement to such changes shall not be unreasonably withheld by Sterling. Authorisation of change of Specification shall be given in writing by Stegram to Sterling. A change in specification for the Product purchased from Sterling shall not be made without the prior written consent of Bioenvision and Dechra and such consent shall not be unreasonably withheld or delayed.

6.4
The testosterone used to manufacture the Product may only be that manufactured by Schering Aktiengesellschaft, D-13342 Berlin, Germany or its subsidiaries. The Specification or source of testosterone raw material may be changed only by written authorisation from Stegram.

6.5
Sterling warrants and represents:

6.5.1
that it has full capacity and authority and all necessary licences and consents to enter into and perform this Agreement; and

6.5.2
that it shall perform its obligations under this Agreement in strict compliance with all applicable laws, enactments, orders, regulations and other similar instruments in force from time to time.


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7.      MANUFACTURE AND DELIVERY OF THE PRODUCT

7.1
Sterling shall produce the Product in batches of multiples of 31kg unless varied by written consent by one or more of the Parties, subject to the following provisos:

        - that Stegram or Stegram's Nominee shall be informed in writing of the intended batch size by the ordering Party no later than the time of placing an order for the Product;
        - that the ordering Party shall obtain a guarantee from Sterling that the Product shall be accepted and paid for by the ordering Party only if the Product complies with the prevailing specification issued by Stegram; and
        - that the ordering Party shall maintain compliance with the requirements of relevant regulatory authorities by ordering, at the ordering Party's expense from Sterling, the production of a requisite number of validation batches at the appropriate scale which comply with the prevailing Product specification as issued by Stegram. Analytical data from these validation batches shall be used by the ordering Party, at the ordering Party's expense, to obtain approval by the relevant regulatory authority for the batch size required.

Raw materials and Product in manufacture, storage and shipment shall be the responsibility of Sterling and remain insured by Sterling until delivery to Micron's premises or delivery to any other location as specified by Stegram, Bioenvision or Dechra as applicable. Sterling shall notify the ordering Party and Stegram or Stegram's Nominee of the batch number of a new batch as soon as possible, to facilitate administrative matters such as arrangements for analysis by Keane and micronisation.

7.2
Sterling shall maintain a minimum of 31kg (one batch) of the Product as Buffer Stock at Sterling's warehouse.

7.3
Delivery of the Product with carriage, insurance and all taxes and duties paid shall take place at Micron's premises at Crossways Boulevard, Crossways, Dartford, Kent DA2 6QY, UK or such other premises as one of the Parties shall notify Sterling from time to time.

7.4
Sterling shall ensure that the Product is dispatched to Micron on dates specified by a Party hereto in prioritized order of receipt by Sterling. Further, delivery of Product to Micron or such other premises as a Party shall notify Sterling from time to time shall take place during normal working hours during a working day.

7.5
Stegram or its Nominee shall within two (2) working days of the arrival of each delivery of the Product at Micron's premises (or other destination designated by a Party) inspect the packaging for physical damage and tampering and also usually within fourteen (14) working days inspect the Product for visually apparent gross contamination. Occurrence of damage to or tampering


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with packaging and/or contamination of product shall be immediately reported to
Stegram or Stegram's Nominee and Sterling.

7.6
If Stegram rejects and any Party returns any delivery of the Product that is found to be not in accordance with the Specification after implementation of the procedures described in clause 6.1 and Schedule 4, Sterling shall provide a similar quantity of replacement Product that complies with the Specification, from Buffer Stock, within seven (7) working days of notification of the rejection by Stegram, and re-process returned Product within sixty (60) days of receipt. Re-Processed Product conforming to the Specification will be held as part of Sterling Buffer Stock. The Re-Processed Product shall be supplied to the original purchasing Party to fulfil a subsequent order when the Party requires further Product.

Following the production of Re-Processed Product, Sterling shall immediately send a report on Sterling's letterhead (in a form suitable for submission to the relevant regulatory authority) to Stegram describing the method of re-processing and a Certificate of Analysis for the Re-Processed Product. Sterling shall also send samples of the Re-Processed Product to Keane following procedure as set out in Schedule 4, clauses S4.11 and S4.12.

7.7
Prior to acceptance of Product, Stegram or Stegram's Nominee shall determine the compliance of the Product with Specification.

Stegram appoints Keane, Stegram's Nominee under this Agreement, as the ultimate arbiter of compliance of Product with Specification and requisite quality. In the event that Sterling disputes analytical results obtained by Keane on batches of Product manufactured by Sterling, the dispute shall be resolved according to the procedure described in clause 6.1.

If Stegram or Stegram's Nominee deem such Product not to comply with Specification, commercial use of such Product by Dechra or Bioenvision or their Designees shall be at the risk of Dechra or Bioenvision.

7.8
Risk in and responsibility for the Product shall pass from Sterling once the Product is satisfactorily unloaded and stacked at Micron's premises or such other premises as has been notified to Sterling by a Party in accordance with clause 7.3.

7.9
Sterling shall manufacture the Product according to Stegram's chemical manufacturing process and this process shall not be changed, amended or varied unless authorised by Stegram in writing. Any change, amendment or variation which is agreed by Stegram shall be confirmed in writing by Sterling to Stegram.

7.10
From each batch of Product manufactured by Sterling, Sterling shall set aside 40 grams of each intermediate made at Stage 1, Stage 2 and Stage 3 of the chemical manufacturing process. The 40 grams of each Stage of each batch of Product shall be dispatched to Keane immediately on completion of each batch. The cost of shipment shall be billed to Stegram on a calendar quarterly basis.

8.      PRODUCT RECALL

In the event of Finished Product recall Sterling shall reimburse each relevant Party for all costs and expenses incurred by each such Party in the case of Sterling being directly or indirectly responsible for the cause of Finished Product recall.

9.      INDEMNITY

9.1
Sterling shall indemnify and keep indemnified each of the Parties against any and all claims, demands, costs, expenses if there will be any conditions set out in clause 8.

9.2
Sterling shall compensate each of the Parties for financial losses incurred by each such Party resulting from failure by Sterling to comply with any of its obligations under the terms of this Agreement.
A Party shall compensate Sterling for financial losses incurred resulting from failure by the Party to comply with any of its obligations under the terms of this Agreement.

10.     INDUSTRIAL PROPERTY RIGHTS

10.1
Sterling undertakes immediately to notify Stegram in writing of any enquiry, whether oral, written or delivered in any medium of communication, received by Sterling concerning purchase or sale of the Product or for any information concerning manufacture or analysis or use or any other aspect pertaining to the Product. Furthermore Sterling undertakes immediately to inform Stegram in writing of the identity of the enquirer.

10.2
Sterling acknowledges that title to the Industrial Property Rights relating to the Product is and remains at all times the exclusive property of Stegram and further acknowledges that Sterling has no right to use, disclose, copy or otherwise dispose of the same except in accordance with any express authority under this Agreement and further that any such authority shall immediately cease on termination of this agreement whatever the cause of termination. Sterling shall produce a Drug Master File relating to the Product comprising an Open Part and a Closed Part (as appropriate) as required by the Parties and defined by Stegram, within a reasonable and agreed period of time as required by the Parties and provide the Parties with all necessary assistance in order to ensure that the Drug Master File may be lodged with the relevant authorities by the Parties with Stegram as the relevant owner. On termination of this Agreement, Sterling shall return to Stegram all documents relating in any way to the Industrial Property Rights or the design or manufacture of the Product and any and all copies of them, except that Sterling may retain one copy of such Information for record keeping purposes required by law, regulation, rule, act or order of any governmental authority or agency (but only to the extent so required).

10.2.1
Sterling further agrees and accepts that if Sterling should cease the production of the Product for any proper reason or commit a breach of this Agreement (other than a breach which Sterling has an opportunity to cure and does cure to the Parties' satisfaction within thirty (30) days), then Sterling shall return all Information in its possession to Stegram within thirty (30) days of request.

10.2.2
All submissions for regulatory approval for the Product and/or the Finished Product will be made by the applicable Party or its Designee or Nominee. Sterling agrees to support regulatory submissions by provision of any information as may be requested by the applicable Party hereto, which is in the possession of Sterling.

10.3
This clause deleted.

10.4
Sterling shall immediately bring to the attention of Stegram any improper or wrongful use of any Industrial Property Rights related to the Product which comes to its notice and shall use every effort to safeguard the Industrial Property Rights and interests of Stegram and shall assist Stegram in taking all steps necessary to defend the Industrial Property Rights including, at the specific request of Stegram, the prosecution of any actions which Stegram may deem necessary to commence for the protection of any of its rights.

11.     CONFIDENTIALITY

11.1
In consideration of the disclosure of Information by any Party and Sterling to each other, the Parties and Sterling undertake to keep confidential all Information of each other which shall not be disclosed to any third party nor used for purposes other than compliance with the obligations of this Agreement without express written consent by the Party or Sterling to such disclosure or use.

11.2
The Parties and Sterling agree only to disclose Information to such employees, agents, representatives, Designees or Nominees, in each case, as need to have access to the Information in the course of proper and legitimate pursuit of the business conducted directly or indirectly pursuant to this Agreement and to bind any such employees, agents, representatives, Designees or Nominees to retain such Information in strict confidence.

11.3
The obligations of confidence and non-use herein and those implied by law shall not apply to any part of the Information which was available to the public before the date of this Agreement or to Information which becomes publicly available at or after the Commencement Date through no breach of this Agreement by Sterling or a Party hereto.

11.4
Upon the request of a disclosing Party or Sterling to the other (the recipient), the recipient shall return forthwith all written or other documentary Information furnished by the disclosing Party, together with all other items in recipient's possession which, in whole or in part, embody Information.

11.5
This Agreement shall not be construed as granting Sterling any licence or other right in respect of the Information whether or not such Information is the subject of patents or patent applications.

12.     DURATION AND TERMINATION

12.1
This Agreement shall commence on the date of the Agreement and subject to the provisions of this clause 12, shall be fixed for eight (8) years subject to extension by mutual written agreement of the Parties and Sterling. Further,
Schedule 4 to this Agreement shall be reviewed by the Parties and Sterling on each anniversary of the commencement date. An extraordinary review may be requested as considered necessary or appropriate by the Parties hereto or Sterling, due to changes in conditions of the markets for raw materials or Product.

12.2
Without prejudice to the foregoing, Stegram or Sterling may terminate this Agreement immediately by written notice to the other if and to the extent any of the following events occur:

12.2.1
Stegram or Sterling has committed a material breach (save for any breach caused by the Person seeking to rely on this clause) of this agreement which, in the case of a breach capable of remedy, has not been remedied within thirty (30) days of the receipt by such other Person of a notice specifying the breach and requiring its remedy.

12.2.2
An administrative order is made or a petition for such an order is presented in respect of Stegram or Sterling.

12.2.3
A receiver (which expression shall include an administrative receiver) is appointed in respect of Stegram or Sterling or any of the assets of Stegram or Sterling.

12.2.4
Any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 in respect of Stegram or Sterling.

12.2.5
Stegram or Sterling ceases to carry on business (the winding-up of Stegram or Sterling but not its moving, fusion, incorporation or sale to other Persons).

12.2.6
Any of the Parties experiences catastrophic loss of business due to withdrawal of the Product for regulatory or commercial reasons.

12.2.7
The Parties and Sterling are unable to reach agreement with regard to Price of the Product. The pricing structure for the Product has been agreed by the Parties and Sterling for the period ending 31st December 2007. For the avoidance of irreconcilable dispute concerning the price of the Product, the Parties and Sterling agree to negotiate a pricing formula within the period up to and including the occasion of the next price negotiations in calendar quarter 4 of 2007. This pricing formula would become effective from 1st January 2008 and remain effective until 3lst December 2009 or another date agreed by the Parties and Sterling. On establishment of a pricing formula agreed from time to time by the Parties and Sterling for the duration of this Agreement, clause 12.2.7 shall be deleted.

12.2.8
Sterling fails to supply Product which complies with the Specification or quality requirements as judged by Stegram or relevant regulatory authorities, or is unable or unwilling to manufacture Product in the size of batch required by Stegram, Stegram having given Sterling a reasonable period of notice to effect the necessary changes, or consistently fails to deliver Product by the agreed date, and Sterling does not effect reparation of such failure following notification by Stegram.

12.2.9
Sterling fails to achieve regulatory approval due to failure to submit correct information and data in accordance with due dates set by regulatory authorities.

13.     ENTIRE AGREEMENT

13.1
This Agreement constitutes the entire Agreement between the Parties and Sterling in connection with its subject matter. The terms, provisions or conditions contained in the conditions of sale or business of Sterling or in any quotation invoice or other similar document of Sterling shall not apply to this Agreement and shall be excluded. No change, alteration or deviation from the Agreement may be made without the prior written authorization of each of the Parties hereto which are affected by such change, alteration or deviation.

13.2
No Party or Sterling has relied on any representation or promise except as expressly set out in this Agreement.

13.3
This clause deleted

13.4
Each Party unconditionally waives any rights it may have to seek to rescind this Agreement on the basis of any statement made by the other (whether made carelessly or not) whether or not such statement is set out or referred to in this agreement unless such statement was made fraudulently.

13.5
This Agreement supersedes any prior agreements, understandings and agreements between, and any oral or written representations made by, Sterling and the Parties to it relating to its subject matter.

14.     ASSIGNMENT

Sterling shall not without the prior written consent of the Parties, assign, transfer, change or deal in any similar manner with this Agreement or its rights or any part of them under this agreement, or purport to do any of the same, nor subcontract any or all of its obligations under this Agreement. The Parties shall have the right to assign their rights and/or delegate their obligations under this Agreement upon the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed. For purposes of this Clause 14 consummation of a merger, acquisition or other business combination pursuant to which all or substantially all of the assets of the Parties shall not constitute an assignment subject to the provisions of this Clause 14.

15.     NO PARTNERSHIP

Each of the Parties and Sterling is an independent contractor and nothing in this agreement shall create or be deemed to create a partnership between the Parties and Sterling or the relationship of principal or agent. Accordingly no Party or Sterling shall have any right or authority to act on behalf of the other nor to bind the other by contract or otherwise.

16.     COSTS AND EXPENSES

Except as otherwise stated in this Agreement, each Party and Sterling shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement.

17.     INVALIDITY

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the other provisions.

18.     EXECUTION

This Agreement may be executed in any number of counterparts, and by the Parties and/or Sterling on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same instrument.

19.     AMENDMENT AND WAIVER

19.1
No variation of this Agreement shall be effective unless it is made in writing, refers specifically to this Agreement, and is signed by the Parties, and also by Sterling, in the case of variation which specifically affects Sterling.

19.2
No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving Party.

19.3
No omission or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it or of any right to exercise it in future or of any other of its rights under this Agreement.

20.     THIRD PARTY RIGHTS

A Person who is not a signatory to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any Person which exists or is available otherwise than pursuant to that Act.

21.     LAW AND JURISDICTION

21.1
This Agreement shall be governed by and construed in all respects in accordance with English Law.

21.2
The Parties and Sterling submit to the exclusive jurisdiction of the English courts and agree that in respect of proceedings in England and any other jurisdiction, process may be served on either of them in the manner specified for notices in clause 22.

21.3
Without prejudice to Stegram's right to serve any process directly on Sterling, Sterling appoints AS-Tec as its agents to accept service of any process issued out of the courts of England and Wales to be served on it in relation to this agreement or anything arising out of it.

21.4
The rights set out in this clause 21 are in addition to any other manner of service permitted by law.

22.     NOTICES

22.1
Any notice or other communication to be given under this Agreement must be in writing and may be delivered or sent by prepaid first class letter post to the Party or Sterling to be served at that Party's or Sterling's address set forth in the preamble to this Agreement. Service of notice by facsimile and / or electronic mail (email) by way of the internet is not acceptable under the terms of the Agreement.

22.2
Any notice or document shall be deemed served at the time of delivery.

23. This clause deleted

As witness the hands of the Parties to this Agreement:

Stegram
/s/  P. W. ELLSON.............................    (signed)
P. W. Ellson..................................    (print name)
Director......................................    (company position)
9-9-2005......................................    (date)

Bionvision
/s/  C. B. WOOD...............................    (signed)
C. B. Wood....................................    (print name)
CEO                                               (company position)
21-9-05.......................................    (date)

Dechra
/s/  E. TORR..................................    (signed)
E. Torr.......................................    (print name)
Director......................................    (company position)
21/09/05......................................    (date)

Sterling
/s/  GIANLUIGI FEZLIN.........................    (signed)
Gianluigi Fezlin..............................    (print name)
President.....................................    (company position)
24/08/2005....................................    (date)